UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (RULE 13D-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
              TO RULES 13D-L(B), (C) AND (D) AND AMENDMENTS THERETO
                             FILED PURSUANT TO 13D-2
                              (AMENDMENT NO. __-)*

                       DAIRY MART CONVENIENCE STORES, INC.
                                (Name of Issuer)

                 COMMON STOCK, CLASS A, PAR VALUE $.01 PER SHARE
                         (Title of Class of Securities)

                                    233860204
                                 (CUSIP Number)

                                FEBRUARY 26, 1999
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                / / Rule 13d-l(b)

                                /x/ Rule 13d-l(c)

                                / / Rule 13d-l(d)



* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




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                                  SCHEDULE 13G

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CUSIP NO. 233860204                                   PAGE 2 OF 8 PAGES
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           NAME OF REPORTING PERSON
1          SS. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

           Thistle Investment LLC
--------------------------------------------------------------------------------

2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) / /
                                                                      (b) /x/
--------------------------------------------------------------------------------
3          SEC USE ONLY

--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------

                       5        SOLE VOTING POWER
      NUMBER OF
       SHARES                   71,800
                       ---------------------------------------------------------
    BENEFICIALLY
      OWNED BY         6        SHARED VOTING POWER
        EACH
      REPORTING                 0

                       ---------------------------------------------------------
       PERSON
        WITH           7        SOLE DISPOSITIVE POWER

                                71,800
                       ---------------------------------------------------------

                       8        SHARED DISPOSITIVE POWER

                                0
--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           71,800
--------------------------------------------------------------------------------

10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES                                                          / /

--------------------------------------------------------------------------------

11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           2.2% (See Note 1)
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON

           PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

     Note 1 - This Percentage is based on 3,307,730 shares of Common Stock outstanding as of January 3, 2000.


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                                  SCHEDULE 13G

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CUSIP NO. 233860204                                  PAGE 3 OF 8 PAGES
--------------------------------                     ---------------------------


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           NAME OF REPORTING PERSON
1          SS. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

           Dorsey R. Gardner
--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) / /
                                                                       (b) /x/
--------------------------------------------------------------------------------
3          SEC USE ONLY

--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           U.S.A
--------------------------------------------------------------------------------

                       5        SOLE VOTING POWER
      NUMBER OF
       SHARES                   154,800 **Please refer to Item 4, Page 5 for
                                disclaimer of beneficial ownership
                       ---------------------------------------------------------
    BENEFICIALLY
      OWNED BY         6        SHARED VOTING POWER
        EACH
      REPORTING                 0

                       ---------------------------------------------------------
       PERSON
        WITH           7        SOLE DISPOSITIVE POWER

                                154,800 **Please refer to Item 4, Page 5 for disclaimer of beneficial ownership
                       ---------------------------------------------------------

                       8        SHARED DISPOSITIVE POWER

                                0
--------------------------------------------------------------------------------

9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           154,800 **Please refer to Item 4, Page 5 for disclaimer of beneficial ownership
--------------------------------------------------------------------------------

10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES                                                         /x/

--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           4.7% (See Note 1) **Please refer to Item 4, Page 5 for disclaimer of beneficial ownership

--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON

           IN
--------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!
Note 1 - This Percentage is based on 3,307,730 shares of Common Stock outstanding as of January 3, 2000.


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                                  SCHEDULE 13G

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CUSIP NO. 233860204                                  PAGE 4 OF 8 PAGES
--------------------------------                     ---------------------------


ITEM 1(A). NAME OF ISSUER:

         Dairy Mart Convenience Stores, Inc., a Delaware Corporation (the "Company").

ITEM I(B). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

         210 Broadway East, Cuyahoga Falls, OH  44222.

ITEM 2(A). NAME OF PERSON FILING:

         The Persons filing this statement are Thistle Investment, LLC, a Delaware limited liability company ("LLC"), and Dorsey R. Gardner, a manager of LP ("Gardner") and Timothy G. Caffrey, a manager of LP ("Caffrey").

ITEM 2(B). ADDRESS OF PRINCIPAL OFFICES OR, IF NONE, RESIDENCE:

         The business address of Gardner, and LLC is P.O. Box 190240 Miami Beach, Florida 33119. The business address of Caffrey is One International Place, Suite 2401, Boston, MA 02110.

ITEM 2(C). CITIZENSHIP:

         Thistle Investment, LLC - Delaware
         Dorsey R. Gardner - U.S.A.
         Timothy G. Caffrey - U.S.A.

ITEM 2(D). TITLE OF CLASS OF SECURITIES:

         The title of the class of equity securities to which this statement relates is the Class A shares of Common Stock, par value $.01 per share (the "Shares"), of the Company.

ITEM 2(E). CUSIP NUMBER:

         233860204


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                                  SCHEDULE 13G

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CUSIP NO. 233860204                                  PAGE 5 OF 8 PAGES
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ITEM 3. IF THE STATEMENT IS BEING FILED PURSUANT TO RULE  13D-L(B),  OR 13D-2(B)
OR (C), CHECK WHETHER THE FILING PERSON IS A:

(a)/ /  Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o);
(b)/ /  Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c);
(c)/ /  Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C.
        78c);
(d)/ / Investment company registered under Section 8 of the Investment Company Act of 1940 (15U.S.C. 80a-8);
(e)/ /  An investment adviser in accordance with l3d-l(b)(I)(ii)(E);
(f)/ /  An employee benefit plan or endowment fund in accordance with 13d- I
        (b)(I)(ii)(F);
(g)/ / A parent holding company or control person in accordance with 13d-l(b)(1)(ii)(G);
(h)/ / A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C.1813);
(i)/ / A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940
        (15 U.S.C. 80a-3);
(j)/ /  Group, in accordance with l3d-l(b)(l)(ii)(J).

If this statement is filed pursuant to 13d-1(c), check this box. /x/

ITEM 4. OWNERSHIP:

         The information in Items 5-11 on the cover pages (pages 2 through 4) of this Schedule 13G is incorporated by reference.

         As of the date of this statement, LLC is the beneficial owner of 71,800 Shares. Each Gardner and Caffrey, as a manager of LLC, may be deemed to beneficially own Shares beneficially owned by LLC. Except to the extent of their interests as members in LLC, Gardner and Caffrey expressly disclaims such beneficial ownership and the filing of this statement shall not be construed as an admission that Gardner or Caffrey is the beneficial owner of the Shares owned by LLC and covered by this statement.



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                                  SCHEDULE 13G

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CUSIP NO. 233860204                                  PAGE 6 OF 8 PAGES
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ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         If this statement is being filed to report the fact that as of the date hereof the reporting person had ceased to be the beneficial owner of more than five percent of the class of securities, check the following / /

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not Applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         Not Applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

         Not Applicable.

ITEM 10. CERTIFICATION.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


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                                  SCHEDULE 13G

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CUSIP NO. 233860204                                  PAGE 7 OF 8 PAGES
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                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: January 13, 2000

                                          THISTLE INVESTMENT, LLC

                                          BY: /s/ Timothy G. Caffrey
                                              -------------------------------
                                                  Timothy G. Caffrey
                                                  Manager



                                          DORSEY R. GARDNER

                                          BY: /s/ Timothy G. Caffrey
                                              -------------------------------
                                                  Timothy G. Caffrey
                                                  Attorney-in-Fact

                                              /s/ Timothy G. Caffrey
                                              -------------------------------
                                                  Timothy G. Caffrey

         The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

ATTENTION. INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).


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                                  SCHEDULE 13G

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CUSIP NO. 233860204                                  PAGE 8 OF 8 PAGES
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                                  EXHIBIT INDEX



99.1     Joint Filing Agreement.  Filed herewith.

99.2     Power of Attorney.  Filed herewith.